Exhibit No. 99.(m)(6)

Appendix A – List of Portfolios and Classes

As of December 19, 2016

Fund	Classes Offered

International Equity Portfolio	Investor Class Institutional Class

International Equity Research Portfolio	Investor Class Institutional Class

Global Equity Portfolio	Advisor Class Institutional Class

Global Equity Research Portfolio	Investor Class Institutional Class

Emerging Markets Portfolio	Investor Class Advisor Class

Emerging Markets Research Portfolio	Investor Class Institutional Class

International Small Companies Portfolio	Investor Class Institutional Class

Institutional Emerging Markets Portfolio	Institutional I Class Institutional II Class

Frontier Emerging Markets Portfolio	Investor Class Institutional Class